Exhibit 10-A

National Steel Corporation
Chapter 11 Retention Programs

The Board of Directors of National Steel Corporation (“National Steel” or the “Company”) has approved the following Chapter 11 retention programs to cover certain employees throughout the bankruptcy period and until the date of the Company’s emergence:

•
Retention and Emergence Incentive Compensation Program:    This program covers 95 key employees and provides periodic fixed retention payments on specified dates and a one-time payment upon the Company’s successful emergence from bankruptcy. The CEO and COO will not receive interim retention payments, instead their payments will accrue and will only be paid upon emergence.

•
General Severance Program (non-union employees without employment contracts):  This program covers approximately 1,500 non-union employees without employment contracts and provides severance benefits linked to seniority and pay levels upon an involuntary termination of employment without cause; provided, however, that the Company has not severed the employee in connection with or after announcement of the closing or substantial closing of a major facility of the Company.

•
Senior Management Severance Program (non-union employees with employment contracts):  This program covers 20 key employees that have prepetition employment contracts with the Company. The Company is not seeking to assume or reject these employment contracts at this time. However, the Company is seeking to provide these employees with the same severance and indemnity benefits as provided under their respective employment agreements as modified herein.

•
National Steel Corporation Executive Deferred Compensation Plan:  National Steel covers 11 executives under a non-qualified deferred compensation plan that is funded through a “Rabbi Trust”. The Company is seeking to exempt funds contained in the Rabbi Trust from the claims of creditors and to maintain the deferred compensation plan and Rabbi Trust during the pendency of the bankruptcy.

Each of these arrangements is discussed below.

Background

National Steel is a leading manufacturer and seller of a wide variety of flat-rolled carbon steel products, used in a variety of automotive applications and in the construction market. The Company employs approximately 8,400 employees. For the fiscal year ended December 31, 2001, the Company’s revenues were approximately $ 2.5 billion and its assets were approximately $ 2.3 billion.

On March 6, 2002, the Company filed voluntary petitions with the U.S. Bankruptcy Court in the Northern District of Illinois (Chicago) to reorganize under Chapter 11 of the U.S. Bankruptcy Code. Given the uncertainty created by the Chapter 11 filing, the Company wishes to implement key employee retention programs to incent key executives and employees to remain with the Company throughout the bankruptcy period.

Business Case For Implementing the Programs

•	The covered group of executives and key employees have been identified as critical to accomplishing the following corporate objectives:

•	The effective management of the Company’s on-going operations;
•	The enhancement of employee morale throughout the organization; and
•	The successful emergence of the Company from Chapter 11.

•	Significant turnover in the covered employee group may materially impair the Company’s ability to accomplish the foregoing objectives.

•	Replacing vacated positions may be more difficult due to the Company’s Chapter 11 filing.

•	The possibility of increased turnover exists due to the following reasons:

•	Increased employee insecurity due to the Chapter 11 filing;
•	Reduction in competitiveness of pay packages:

o	No annual incentive pay opportunity
o	No long-term incentive pay opportunity during pendency of bankruptcy.

Retention and Emergence Incentive Compensation Program

National Steel Corporation seeks to cover key executives and managers under a retention and emergence incentive compensation program. A summary of the key terms and cost are set forth below:

Employee Category	#	Aggregate Base Salary	Retention Payments (% of base pay)	Retention Payments	Emergence Payments (% of base pay)	Emergence Payments	Total Retention and Emergence Payments
Tier I: CEO, COO and VPs	12	$2,951,260	47%	$1,390,652	47%	$1,390,652	$2,781,304
Tier II: General Managers and Directors	62	$7,019,544	31%	$2,205,110	31%	$2,205,110	$4,410,220
Tier III. Other Directors	21	$1,930,236	21%	$404,238	21%	$404,238	$808,476

Total	95	$11,901,040		$4,000,000		$4,000,000	$8,000,000

The specifications of the retention and emergence incentive compensation program follow.

Retention and Emergence Incentive Compensation Program

1.
Purpose.    The National Steel Corporation Retention and Emergence Incentive Compensation Program (“Retention Program”) is designed to incent and reward a select group of key executives and employees to remain in the employ of National Steel (“Company” or “NSC”) throughout the bankruptcy period and until the date of “Emergence.”

2.	Effective Date. The Retention Program will be effective as of the date on which it is adopted by the Board of Directors of the Company and approved by the Bankruptcy Court.

3.	Eligibility for Participation. The Retention Program will cover every employee of NSC who falls within one of the following covered positions:

Employee Category	# of Employees	Covered Positions
Tier I	12	CEO, COO and Vice Presidents
Tier II	62	General Managers and Certain Directors
Tier III	21	Other Director Level Positions
Total	95

4.
Determination of Retention Payment Amount.    On each “Payment Date” specified on the chart below, each Participant will receive a payment (a “Retention Payment”) in an amount that is equal to the “Applicable Payment Percentage” multiplied by the Participant’s “Annual Base Compensation:”

	Payment Date (months from filing date)					Total Payment
Employee Category	4 months 07/06/02	10 months 01/06/03	16 months 07/06/03	22 months 01/06/04	At Emergence
	Applicable Payment Percentage
Tier I	11.75%	11.75%	11.75%	11.75%	47%	94%
Tier II	7.75%	7.75%	7.75%	7.75%	31%	62%
Tier III	5.25%	5.25%	5.25%	5.25%	21%	42%

Notwithstanding the foregoing, the CEO and COO are not eligible for interim retention payments, and will only receive a payment upon Emergence.

5.
Definition of Annual Base Compensation.    For all purposes under the Retention Program, Annual Base Compensation means an employee’s annual base compensation in effect on the date the Company filed for Chapter 11 under the U.S. Bankruptcy Code.

6.	Definition of Emergence. Emergence means the earlier of the following to occur: (i) the effective date of a confirmed plan of reorganization; or (ii) the date of a “Change-in-Control.”

7.
Definition of Change-in-Control.    The term “Change-in-Control” shall mean: (i) the sale, disposition or other transfer (including by means of merger, consolidation or transfer of securities, by agreement, law or otherwise) of all or substantially all of the assets of the Company on an operating basis in one or a series of related transactions, or (ii) any “person” (as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than NKK Corporation or any subsidiary thereof, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing at least a majority of the combined voting power of the Company’s then outstanding voting securities; provided that, for purposes of this paragraph 8, a Change-in-Control shall not be deemed to have occurred merely as a result of the existence of that certain Option Agreement, dated as of January 16, 2002 (as the same may be amended from time to time), by and among the Company, United States Steel Corporation, NKK Corporation, NKK U.S.A. Corporation and NUF LLC.

8.
Eligibility to Receive Retention Payment.    Subject to paragraphs 10, 11, 12, 13 and 14, each Participant (including the CEO and COO) is eligible to receive a Retention Payment if the Participant is employed with the Company on a continuous, full-time basis for the period commencing on the Effective Date (or such later date as the Board may designate) and ending on the applicable Payment Date. For this purpose, an individual will be considered employed during any periods of absence due to a Board approved leave of absence or a Board approved short-term disability leave.

9.
Effect of Termination with Cause.    If prior to the next Payment Date a Participant’s employment is involuntarily terminated with “Cause,” the Participant will forfeit any right to receive any unpaid Retention Payments (other than Retention Payments which may have accrued pursuant to the Retention Program prior to the date a Participant is terminated for Cause). The term “Cause” means: (i) the willful and continued failure by a Participant to substantially perform such Participant’s duties with the Company (other than any such failure resulting from such Participant’s incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to such Participant by the Board of Directors of the Company in respect of Tier I Participants or by the Board of Directors of the Company or a Tier I Participant in respect of Tier II or Tier III Participants that specifically identifies the manner in which the Company believes that such Participant has not substantially performed such Participant’s duties, and such Participant has failed to resume substantial performance of such Participant’s duties on a continuous basis within five (5) business days of receiving such written demand; (ii) the willful engaging by a Participant in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise; (iii) a Participant’s conviction of, or the entering of a plea of nolo contendere to, a felony or conviction of a misdemeanor which impairs a Participant’s ability substantially to perform such Participant’s duties with the Company; or (iv) the willful wrongful disclosure by the Participant of any secret process or confidential information of the Company. For purposes of this paragraph 10, no act, or failure to act, on the part of a Participant shall be deemed “willful” unless done, or omitted to be done, by such Participant not in good faith and without reasonable belief that such action or omission was in the best interests of the Company

10.
Effect of Termination without Cause.    If prior to the next Payment Date a Participant’s employment is involuntarily terminated without Cause, the Company will pay to the Participant any currently owed Retention Payment and the accrued pro-rated portion of the Retention Payment that is payable as of the Payment Date next following such termination of employment. The Participant will not be entitled to any other Retention Payments except as otherwise specified in the immediately preceding sentence.

11.
Effect of Voluntary Termination of Employment.    If prior to the next Payment Date a Participant voluntarily terminates employment with the Company, then the Participant will forfeit the right to receive any Retention Payment due on such Payment Date or any later Payment Date.

12.
Effect of Death or Disability.    If prior to the next Payment Date a Participant terminates employment due to death or long-term permanent “Disability,” the Company will pay to the Participant or, if applicable, to his or her legal representative, as soon as administratively practicable after the date of such termination, any currently owed Retention Payment and a pro-rated portion of the Retention Payment that is payable as of the Payment Date next following such termination of employment. The Participant will not be entitled to any other Retention Payments except as otherwise specified in the immediately preceding sentence. A Participant will be deemed to have terminated employment due to Disability if the Participant becomes entitled, on account of such termination, to disability benefits under the Company’s long-term disability plan.

13.
Acceleration of Retention Payments.    If the date of Emergence occurs prior to January 6, 2004, then within three business days from the date of such Emergence, a Participant will be paid a lump-sum cash amount equal to the aggregate value of all such Participant’s Retention Payments, less any Retention Payments paid to such Participant prior to the date of Emergence.

14.
Effect on Other Company Benefit Programs.    Any Retention Payment payable hereunder will be in addition to, not in lieu of, any other incentive compensation payment to which a Participant may otherwise be entitled pursuant to any other incentive compensation plan maintained by the Company. Amounts credited or paid under the terms of the Retention Program will not be taken into account for purposes of calculating benefits under any other employee benefit plans that are maintained by the Company (including, but not limited to, qualified retirement plans, nonqualified retirement plans, annual incentive plans, life insurance, disability benefits, and other health and welfare arrangements), except as otherwise provided in any such benefit plan.

15.	Interest Not Transferable. The interest of a Participant under the Retention Program may not be voluntarily or involuntarily transferred, assigned, alienated, pledged or encumbered.

16.	Tax Liability. The Company will withhold from any Retention Payment any taxes required to be withheld with respect to such payment.

17.	Employment Rights. Participation in this Retention Program will not be construed to give any Participant the right to be retained in the service of the Company.

General Severance Program
(Non-Union Employees Without Employment Contracts)

National Steel Corporation seeks to cover approximately 1,500 non-union employees under a general severance program (the “General Severance Program”). The General Severance Program is intended to be consistent with prior Company practices. The principal terms of the General Severance Program are set forth below.

•	Entitlement to Severance Benefits. Upon involuntary termination of employment without Cause (as defined under the Retention Program), an employee would be entitled to the following benefits:

o
Schedule A (no waiver).    If a terminated employee does not sign a waiver, then such employee would be entitled to one week of pay for each full year of service up to four weeks of pay. The employee would not be eligible to receive Company-paid COBRA benefits. The employee would be paid any unused vacation.

o
Schedule B (signed waiver).    If a terminated employee signs a waiver, then such employee would be entitled to receive two to nine months of pay (see schedule below) plus Company-paid COBRA benefits for the duration of the employee’s severance period. The employee would be paid any unused vacation.

Years of Service	Administrative	Professional	Manager	Director
Less than 5	2 months	3 months	4 months	5 months
5 but less than 10	3 months	4 months	5 months	6 months
10 but less than 15	4 months	5 months	6 months	7 months
15 but less than 20	5 months	6 months	7 months	8 months
20 or more	6 months	7 months	8 months	9 months

•	Potential Cost of Severance. Set forth below is an analysis of potential estimated severance costs related to the National Steel Corporation General Severance Program:

Compensation Category	Avg. Monthly Base	Months Severance	Severance Amount	Number Eligible	Total Estimated Cost
Administrative	$4,094	5	$20,470	486	$9,948,420
Professional	$4,574	6	$27,444	638	$17,509,272
Manager	$7,077	7	$49,539	219	$10,849,041
Director	$9,072	8	$72,576	73	$5,298,048

Total				1,416	$43,604,781

The above estimated costs were determined utilizing the following assumptions:

•	All salaried non-represented employees at all locations were severed.

•	Average Service for all Management Employees is 18 years. Severance amount for 15 – 20 years was used with the average salary for the compensation category.

•	Estimated costs do not take into account potential severance costs related to employees of NSPC (such severance costs are estimated to be $3,000,000 assuming all eligible NSPC employees were severed).

Estimated costs do not take into account potential severance costs related to executives who are covered under employment contracts.

General Severance Program (cont.)

The General Severance Program will be subject to the following limitations:

•
No employee will be entitled to payments under the General Severance Program if such employee is terminated in connection with or after the announcement of the closing or substantial closing of a major operating facility of the Company.

•	The Company may not continue to make severance payments under the General Severance Program if and after an aggregate total of $6.9 million has been spent thereunder.

•
The Company may not continue to make severance payments under the General Severance Program if and after the aggregate number of persons severed reaches 15 percent of the salaried workforce as of the date the Court approves the General Severance Program.

•
Notwithstanding the limitations set forth above, if there is a Change-in-Control of the Company (as defined above in the Retention Program), the Company shall be authorized to make payments under the General Severance Program totaling $17.0 million in the aggregate, inclusive of any severance amounts actually paid prior to the Change in Control. An employee shall be entitled to severance in a Change-in-Control if such employee is not employed by the acquirer or successor company or terminated without cause less than three (3) months after the Change-in-Control.

•
Any payments under the General Severance Program (which shall not be paid in a lump sum, but shall be paid in the form of continuing salary) are subject to mitigation by the terminated employee upon obtaining other employment.

Senior Management Severance Program
(Non-Union Employees With Employment Contracts)

National Steel has 20 key employees with employment contracts. The Company is not seeking to assume or reject these employment contracts at this time. However, the Company is seeking to provide these employees with the same severance and indemnity benefits as provided under their respective employment agreements as modified herein (the “Senior Management Severance Program”).

Name	Title	Severance Multiple
Hisashi Tanaka	Chairman and CEO	2.00
John Maczuzak	President and COO	2.00
Kirk Sobecki	SVP and Chief Financial Officer	2.00
Ronald Werhnyak	SVP, General Counsel and Secretary	2.00
John Kaloski	SVP—Commercial and Planning	2.00
John Davis	VP—Purchasing, IT and Engineering	1.75
Michael Gibbons	VP and GM – Granite City Division	1.75
Stephen Denner	VP—Research and Technology	1.75
Daniel Joeright	VP and GM—Regional Division	1.75
William McDonough	VP and Treasurer	1.75
Lawrence Zizzo	VP—Human Resources	1.75
Thomas Peluso	VP/GM of National Steel Pellet Company	1.25
Robert Foley	Asst. Controller—Accounting	1.00
Stephen Thomas	Asst. Treasurer	1.00
Scott Ryan Hunter	Asst. Controller—Finance	1.00
John Moran Jr.	Senior Counsel and Asst. Secretary	1.00
Tamara Freeman	GM—Safety, Health and Employee Welfare	1.00
Vikram Singh	GM—Construction Sales	1.00
Robert Buescher	Director—Human Resources of N.S.P.C.	1.00
Scott Montross	GM—Sheet, Tin and Appliance Sales	1.00

Severance Multiples are based on the sum of Annual Base Compensation plus Bonus, which refers to the terminated employee’s highest target bonus in effect during the term of his employment contract.

The aggregate potential cost of severance benefits provided under the executive employment contracts equals $8.9 million.

Scott Montross (GM Sheet, Tin and Appliance Sales) has a severance provision in his employment contract that provides him one year of severance pay if and only if National Steel is sold to U.S. Steel. In all other circumstances, Scott Montross is a participant in the General Severance Program.

Severance for these key employees will be payable under the same circumstances as set forth in the prepetition employment contracts.

Senior Management Severance Program (cont.)

Notwithstanding the above, payments under the Senior Management Severance Program will be subject to the following limitations:

•
All executives other than the CEO and COO:    Upon a severance event, the terminated Key Officer will receive in a lump sum the lesser of (i) the severance payment specified in the relevant Employment Contract or (ii) a payment equal to one year’s Annual Base Compensation plus Bonus (the “Lump Sum Payment”). Any severance amounts specified in the relevant Employment Contract in excess of the Lump Sum Payment are fully earned but subject to mitigation by the terminated Key Officer upon obtaining new employment.

•
CEO and COO:    Although their employment contracts provide for two years’ severance, these Key Officers will initially be entitled under the Senior Management Severance Program to only one year of severance, but shall earn an additional month of severance entitlement for each month of continuing employment by the Company after the Petition Date, capped at two years. The CEO and COO shall not receive any severance in a lump sum, but instead, as to them, all severance payments shall be paid in the form of continuing salary, subject to mitigation upon obtaining new employment. The CEO shall not be entitled to any severance, after a severance event, if he becomes employed by NKK or any NKK affiliate.

•
With respect to severance after a Change-in-Control, severance shall only be payable if payable under the prepetition employment contracts, the employee is not employed by the acquirer or successor company or is terminated within six (6) months of the Change-in-Control.

•
The Key Officers shall be entitled to indemnification by the Company to the extent set forth in Company’s charter or bylaws, the Employment Contracts and indemnification agreements with the Key Officers, but limited to (a) available director and officer liability insurance coverage, and (b) advancement of attorney fees and expenses and amounts not covered by an insurer as a result of deductibles or retention provisions. This ensures that such Key Officers have appropriate coverage from the Company for amounts not covered by director and officer liability insurance, but not coverage in a potentially unlimited amount. The deductible under the Company’s existing director and officer liability insurance is $750,000.

National Steel Corporation Executive Deferred Compensation Plan

National Steel Corporation covers its top eleven executives under the National Steel Corporation Executive Deferred Compensation Plan (“Deferred Compensation Plan”). The Deferred Compensation Plan provides retirement benefits to eligible employees in addition to benefits that such employees may be eligible to receive under National Steel Corporation’s qualified retirement plans. National Steel Corporation funds the Deferred Compensation Plan through contributions to a grantor trust that is intended to meet the tax requirements of a Rabbi Trust.

The grantor trust contains funds with an approximate value of $870,000, which covers the deferred compensation earned by these officers as of December 31, 2001. These funds are technically subject to the claims of the Company’s creditors during bankruptcy. Under the Program, the Deferred Compensation Plan will be assumed and will continue and funds therein will be exempt from creditors’ claims.